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                                                                     EXHIBIT 3.1
                             HEALTHEON CORPORATION
                             a Delaware corporation

                           TENTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                    (PURSUANT TO SECTIONS 242 AND 245 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)

        Healtheon Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law")

        DOES HEREBY CERTIFY:

        FIRST: That this corporation was originally incorporated on December 26, 1995 under the name Healthscape Corporation, pursuant to the General Corporation Law. The corporation changed its name to "Healtheon Corporation" on June 17, 1996.

        SECOND: The Tenth Amended and Restated Certificate of Incorporation of Healtheon Corporation, in the form set forth below, has been duly adopted in accordance with the provisions of Sections 228, 242, and 245 of the General Corporation Law by the directors and the stockholders of the corporation.

        THIRD: The Tenth Amended and Restated Certificate of Incorporation, as so adopted, reads in full as set forth below:

                                   ARTICLE I

        The name of this corporation is Healtheon/WebMD Corporation.


                                   ARTICLE II

        The address of the registered office of this corporation in the State of Delaware is 15 East North Street, Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

                                   ARTICLE III

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                                   ARTICLE IV

        This corporation is authorized to issue one class of stock to be designated "Common Stock" and another class of stock to be designated "Preferred Stock," the rights, preferences and privileges of which may from time to time be determined by the Board of Directors. The total number of shares of Common Stock that this corporation is authorized to issue is 600,000,000 with a par value of $0.0001 per share. The total number of shares of Preferred Stock that this corporation is authorized to issue is 5,000,000 with a par value of $0.0001 per share.



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                                    ARTICLE V


        To the fullest extent permitted by the General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

        The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the corporation or any predecessor or the corporation or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation.

        Neither any amendment nor repeal of this Article V, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this
Article V, in respect of any matter occurring, or any cause of action, suit, claim or proceeding that, but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE VI

        This corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute or this Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE VII

        In furtherance and not in limitation of powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

                                  ARTICLE VIII

        Section 1. At any time following the closing of the first sale of Common Stock of the Corporation pursuant to a registration statement declared effective by the Securities and Exchange Corporation under the Securities Act of 1933, as amended, stockholders of the Corporation may not take any action by written consent in lieu of a meeting and any action contemplated by stockholders after such time must be taken at a duly called annual or special meeting of stockholders.

        Section 2. The number of directors which constitute the whole Board of Directors of the Corporation shall be fixed exclusively by one or more resolution adopted from time to time by the Board of Directors. The Board of Directors shall be divided into three classes designated as Class I, Class II, and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.


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        Section 3. Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

                                   ARTICLE IX

        Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

                                    ARTICLE X

        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.


                                   ARTICLE XI

        This corporation is to have perpetual existence.

                                       ***

        FOURTH: That said amendments were duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.

        I hereby further declare and certify under penalty of perjury under the laws of the State of Delaware that the facts set forth in the foregoing certificate are true and correct of my own knowledge and that this certificate is my act and deed.


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           IN WITNESS WHEREOF, this Amended and Restated Certificate of
Incorporation has been signed by the Vice President, Chief Financial Officer, Secretary and Treasurer of this corporation this 12th day of November, 1999.


                                     Healtheon Corporation



                                   By: /s/ John L. Westermann III
                                      ---------------------------------------
                                       John L. Westermann III
                                       Vice President, Chief Financial Officer,
                                       Secretary and Treasurer


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                           CERTIFICATE OF DESIGNATIONS
                                       OF
                    SERIES A PAYMENT-IN-KIND PREFERRED STOCK
                                       OF
                           HEALTHEON/WEBMD CORPORATION

                     (Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware)

         Healtheon/WebMD Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "CORPORATION"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the "BOARD OF DIRECTORS"):

         RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the Tenth Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time, the "CERTIFICATE OF INCORPORATION"), there hereby is created, out of the 5,000,000 shares of preferred stock, par value $.0001 per share, of the Corporation authorized in Article IV of the Certificate of Incorporation (the "PREFERRED STOCK"), a series of Preferred Stock consisting of 213,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional and other rights, and the following qualifications, limitations and restrictions (in addition to the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions, stated in the Certificate of Incorporation as applicable to the Preferred Stock):

         "1. DESIGNATION. The shares of such series created hereby shall be designated as the "Series A Payment-in-Kind Preferred Stock" (referred to herein as the "SERIES A PREFERRED STOCK"), and the authorized number of shares constituting such series shall be 213,000. The par value of the Series A Preferred Stock shall be $.0001 per share. The face amount of each share of Series A Preferred Stock shall be $5,000.00 (the "FACE AMOUNT"). The Series A Preferred Stock shall not be subject to any sinking fund or mandatory redemption provision.

         2. PRIORITY. The Series A Preferred Stock, whether now or hereafter issued, shall, with respect to dividend rights (other than the right to receive additional shares of Series A Preferred Stock pursuant to Section 3) and rights on liquidation, winding up or dissolution, whether voluntary or involuntary, rank (i) on a parity with the common stock, par value $.0001 per share (the "COMMON STOCK"), of the Corporation and with any other series of Preferred Stock established hereafter by the Board of Directors the terms of which shall specifically provide that such series shall rank on a parity with the Series A Preferred Stock with respect to dividend rights and rights on liquidation, winding up or dissolution, (ii) junior to any series of Preferred Stock established hereafter by the Board of Directors the terms of which shall specifically provide that such series shall rank senior to the Series A Preferred Stock with respect to dividend rights and rights on liquidation, winding up or dissolution and (iii) senior to any series of Preferred Stock established hereafter by the Board of Directors the terms of which shall specifically provide that such series shall rank junior to the Series A Preferred Stock with respect to dividend rights and rights on liquidation, winding up or dissolution.





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         3.       DIVIDENDS.

                  3.1 GENERAL OBLIGATION. When, as and if declared by the Board of Directors and to the extent permitted by the General Corporation Law of the State of Delaware, the Corporation shall pay preferential dividends to the holders of the shares of Series A Preferred Stock in the form of additional shares of Series A Preferred Stock as provided in this Section 3. Regardless of whether dividends are paid, dividends on each share of the Series A Preferred Stock outstanding from time to time shall accrue on a daily basis at the rate of 10.5% per annum computed on an amount with respect to each share equal to the Face Amount plus the amount of any accrued and unpaid dividends calculated from the date of initial issuance of such share through the most recently preceding Quarterly Dividend Reference Date. The "QUARTERLY DIVIDEND REFERENCE DATES" are each May 1, August 1, November 1 and February 1 occurring after the initial issuance of the first share of Series A Preferred Stock and on or prior to the Conversion Date (as defined below). Dividends shall be paid only by the issuance of additional shares of Series A Preferred Stock in an amount equal to (i) the accrued and unpaid dividend on any Quarterly Dividend Reference Date or on the Conversion Date (if the Conversion Date is not a Quarterly Dividend Reference
Date) divided by (ii) the Face Amount of a share of Series A Preferred Stock. Dividends shall be paid only as and when declared by the Board of Directors to holders of record at the close of the Dividend Reference Dates with respect to which the dividend has been declared and certificates for such dividend shall be distributed to such holders on such distribution date within ten (10) days after such record date as the Board of Directors may establish. Dividends shall begin to accrue on shares of Series A Preferred Stock issued as dividends as of the day following the record date for their issuance regardless of the actual distribution of a certificate. All dividends that have been accrued but not declared shall continue to accrue and accumulate as provided herein. All dividends that have been accrued and declared shall be paid as provided herein and dividends on such shares shall begin to accrue as provided herein. Dividends under this Section 3 shall cease to accrue on the Conversion Date. The number of shares to be paid as a dividend pursuant to this Section 3 shall be rounded to the nearest 1/100,000th of a share. All shares of Series A Preferred Stock issued in payment of dividends hereunder shall be deemed issued and outstanding on the applicable record date, and will thereupon be duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens and charges. The Corporation shall at all times reserve for issuance sufficient shares of Series A Preferred Stock to enable it to satisfy all dividends that may accrue hereunder.

                  3.2 PARTICIPATION IN DIVIDEND PAYMENTS ON COMMON STOCK. In addition to all other amounts payable to the holders of the shares of Series A Preferred Stock under this Section 3, in the event the Corporation shall declare and pay a dividend upon the Common Stock (whether payable in cash, securities of other Persons, evidences of indebtedness issued by the Corporation or other Persons, assets, or options or rights to purchase any such securities or evidences of indebtedness) other than in shares of Common Stock, the holders of the shares of Series A Preferred Stock shall be entitled to participate with the holders of Common Stock in any such dividend payment (as if a Conversion had occurred on the date immediately prior to the record date for such dividend payment).

         4. VOTING. In addition to any voting rights provided for elsewhere herein, in the Certificate of Incorporation and by law, the following provisions shall apply with regard to voting by the holders of Series A Preferred Stock:

                  4.1. IN GENERAL. Each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock that would be owned by the holder of such share of Series A Preferred Stock if the Conversion Date had occurred on the date immediately prior to the record date for such vote. Except as otherwise provided for herein, in the Certificate of





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Incorporation or by law, each share of Series A Preferred Stock shall be entitled to vote together with the holders of the Common Stock, on each matter as to which the holders of the Common Stock are entitled to vote, as if the Series A Preferred Stock and the Common Stock were one class of capital stock and a Conversion had occurred.

                  4.2. WHEN CLASS VOTE REQUIRED. The Corporation shall not without first obtaining the affirmative vote or consent of the holders of a least 90% of the shares of Series A Preferred Stock at the time outstanding, voting as a class, (i) alter or change the rights, preferences or privileges of the Series A Preferred Stock, (ii) take any action that would result in an adverse effect on the rights, preferences or privileges of the Series A Preferred Stock (other than an action which affects all capital stock of the Corporation in a similar manner), or (iii) authorize any additional Series A Preferred Stock.

         5.       CONVERSION INTO COMMON STOCK.

                  5.1. AUTOMATIC CONVERSION. Upon the earlier to occur of (i) the liquidation, dissolution or winding up, whether voluntary or involuntary, of the Corporation, (ii) immediately prior to the consummation of any transaction resulting in a Change of Control of the Corporation, (iii) the first Business Day following written notice by the Corporation to the holders of the Series A Preferred Stock that the Board of Directors has resolved to cause a Conversion of the Series A Preferred Stock, or (iv) January 26, 2003 (the "THIRD ANNIVERSARY") (the date on which the earliest of such events occurs is referred to herein as the "CONVERSION DATE"), each share of Series A Preferred Stock outstanding shall be converted automatically (a "CONVERSION"), without any requirement of notice or any other action on the part of the Corporation, any holder of Series A Preferred Stock or any other Person, into (a) 100 shares of Common Stock (100 is referred to herein as the "CONVERSION RATE," as may be adjusted from time to time), plus (b) that number of shares of Common Stock equal to the dollar amount of any accrued and declared dividends with respect to such share pursuant to Section 3 above computed through the Conversion Date divided by the Face Amount and multiplied by the Conversion Rate, plus, if the Conversion Date is not the Third Anniversary, (c) the Early Conversion Premium Amount divided by the Face Amount and multiplied by the Conversion Rate. The "EARLY CONVERSION PREMIUM AMOUNT" shall equal interest on the Face Amount at 10.5% per annum compounded on each Dividend Reference Date from the day following the Conversion Date through the Third Anniversary. The number of shares of Common Stock into which the Series A Preferred Stock is convertible shall be subject to adjustment as described in Section 5.5. The Corporation shall not issue fractions of shares of Common Stock upon conversion of the Series A Preferred Stock. If any fraction of a share of Common Stock would be issuable upon conversion of the Series A Preferred Stock, then the Corporation shall, in lieu thereof, pay to the Person entitled thereto an amount in cash equal to the current market price of such fraction of a share of Common Stock, calculated to the nearest 1/100,000th of a share, to be computed on the Conversion Date.

                  5.2. PROCEDURES. Upon the conversion of the Series A Preferred Stock, the holders of the Series A Preferred Stock shall deliver the certificate or certificates therefor to the principal office of the Corporation or to a conversion agent designated by the Corporation accompanied by instruments of transfer in form reasonably satisfactory to the Corporation or to such conversion agent, duly executed by the registered holder or his duly authorized attorney, as well as transfer taxes, stamps or funds therefor, or evidence of payment thereof, if required by Section 5.3. The automatic conversion of any outstanding shares of Series A Preferred Stock into Common Stock shall be deemed to have occurred upon the Conversion Date regardless of the delivery of certificates or other instruments and the Persons entitled to receive shares of Common Stock issuable upon conversion shall be treated for all





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purposes as the record holders of such shares at and from the Conversion Date;
PROVIDED, HOWEVER, that the Corporation may defer the payment of any dividend or other distribution with respect to such Common Stock until such deliveries have been made.

                  5.3. TAXES. Upon the conversion of the Series A Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issuance of the Common Stock upon conversion, but the holder shall pay to the Corporation the amount of any tax that is due (or shall establish to the satisfaction of the Corporation payment thereof) if the shares are to be issued in a name other than the name of such holder.

                  5.4. RESERVATION OF SHARES. The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, enough shares of Common Stock to issue all shares of Common Stock issuable upon conversion of the Series A Preferred Stock and shall at all times maintain any legally required capital or surplus to effectuate the foregoing. All shares of Common Stock that may be issued upon conversion of shares of Series A Preferred Stock shall be, when so issued, validly issued, fully paid and nonassessable. In order that the Corporation may issue shares of Common Stock upon conversion of shares of Series A Preferred Stock, the Corporation shall comply with all applicable federal and state securities laws.

                  5.5. ADJUSTMENTS TO CONVERSION RATE. The conversion rate in effect at any time shall be subject to adjustment from time to time as follows:

                           5.5.1. ADJUSTMENTS FOR STOCK SPLITS, STOCK DIVIDENDS,
ETC. If the Corporation (1) pays a dividend in shares of the Common Stock to holders of the Common Stock, (2) makes distributions in shares of Common Stock to holders of the Common Stock, (3) subdivides the outstanding shares of Common Stock into a greater number of shares of Common Stock, (4) combines the outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (5) takes action resulting in a similar effect upon the Common Stock, then, and in every such case, the Conversion Rate in effect immediately prior to such action shall be adjusted to equal the Conversion Rate in effect immediately prior to such action multiplied by a fraction, the numerator of which is the number of issued and outstanding shares of Common Stock immediately following such action and the denominator of which is the number of issued and outstanding shares of Common Stock immediately prior to such action. An adjustment made pursuant to this Section 5.5.1 shall become effective on the record date in the case of a dividend or distribution and on the effective date in the case of a subdivision or combination.

                           5.5.2. ADJUSTMENTS FOR OTHER DISTRIBUTIONS. If the
Corporation distributes PRO RATA to all holders of the Common Stock shares of any class of capital stock (excluding the Common Stock), or options, rights or warrants to acquire any class of capital stock (including the Common Stock), or cash or other assets of the Corporation (excluding capital stock of the Corporation held in its treasury), then, and in any such case, the holder of each share of Series A Preferred Stock shall be entitled to receive, at the time such distribution is made, the capital stock, options, rights, warrants, cash or other assets so distributed as if such holder had owned the number of shares of Common Stock that such holder would have owned at the time of such distribution if the Conversion Date had occurred immediately prior to the record date for such distribution. Such adjustment shall become effective on the record date for determination of the holders of Common Stock entitled to receive the distribution.

                  5.6. COMPUTATIONS. All calculations under this Section 5 shall be made to the nearest 1/100,000th of a share.



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                  5.7. SHARES OTHER THAN COMMON SHARES. If, as result of any adjustment made pursuant to Section 5.5, the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than shares of Common Stock, then the number of such other shares so receivable upon conversion of any shares of the Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 5.

                  5.8. NOTICE OF CONVERSION RATE CHANGE. Whenever the conversion rate is adjusted, the Corporation shall promptly mail to all holders of record of shares of the Series A Preferred Stock a notice of the adjustment.

                  5.9. EQUIVALENT CONVERSION. If any of the following occurs, namely: (i) any reclassification of, or change in, outstanding shares of capital stock of the class issuable upon conversion of the Series A Preferred Stock (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or (ii) any consolidation, merger, share exchange or similar transaction (other than events that would constitute a liquidation for purposes of Section 5.1 or a Change of Control) to which the Corporation is a party and which does not result in any reclassification of, or change in (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), outstanding shares of such capital stock, then the Corporation or the successor corporation, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, share exchange or other transaction, provide in its certificate of incorporation or other charter document that each share of the Series A Preferred Stock shall be convertible into the number and class of shares of capital stock that would have been issuable upon conversion of such share of Series A Preferred Stock if the Conversion Date had occurred immediately prior to such reclassification, change, consolidation, merger, share exchange or other transaction. Such certificate of incorporation or other charter document shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section
5. If this Section 5.9 applies, then Section 5.5.1 shall not apply. If, in the case of any such reclassification, change, consolidation, merger, share exchange or other transaction, the stock or other securities and property (including cash) receivable thereupon by a holder of the capital stock issuable upon conversion of the Series A Preferred Stock includes shares of capital stock or other securities and property of an entity other than the Corporation or the successor corporation in such reclassification, change, consolidation, merger, share exchange or other transaction, then the certificate of incorporation or other charter document of such other entity shall contain such additional provisions to protect the interests of the holders of shares of the Series A Preferred Stock as the Board of Directions shall reasonably consider necessary by reason of the foregoing, which provisions shall be subject to approval by the affirmative vote or consent of holders of at least 90% of the shares of the then-outstanding Series A Preferred Stock, which approval shall not be unreasonably withheld. The provisions of this Section 5.9 shall similarly apply to successive reclassifications, changes, consolidations, mergers, share exchanges or other transactions.

         6. RESTRICTIONS ON TRANSFER. Each holder of shares of Series A Preferred Stock or shares of Common Stock issued upon conversion of the Series A Preferred Stock (the shares of Series A Preferred Stock and the shares of Common Stock issued upon conversion of the Series A Preferred Stock are referred to collectively as the "SUBJECT STOCK") hereby expressly covenants and agrees as follows:



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                  6.1. IN GENERAL. Until the termination provided for in Section
6.5 below, such holder shall not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Subject Stock or any securities convertible into or exercisable or exchangeable for Subject Stock (including, without limitation, shares of Subject Stock or securities convertible into or exercisable or exchangeable for Subject Stock which may be deemed to be beneficially owned by such holder in accordance with the rules and regulations of the Securities and Exchange Commission) or (ii) enter into any swap or other hedging arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Subject Stock (regardless of whether any of the transactions described in clause (i) or clause (ii) is to be settled by the delivery of Subject Stock, or such other securities, in cash or otherwise (each action described herein is referred to as a "TRANSFER"). Notwithstanding any provision of this Section 6 to the contrary, a holder of Subject Stock may Transfer such Subject Stock to The News Corporation Limited or to any Affiliate of The News Corporation Limited.

                  6.2. EFFECT OF ATTEMPTED TRANSFER. Any attempt to Transfer in violation of this Section 6 shall be null and void and shall be deemed to be in violation hereof, and neither the Corporation nor the Corporation's transfer agent shall give any effect in the share transfer records of the Corporation to any such attempt to Transfer.

                  6.3. LEGENDS. In addition to any other legends required by law or in the opinion of counsel to the Corporation, the certificates evidencing shares of Subject Stock shall bear a legend in substantially the following form:

         "THE SALE, PLEDGE, HYPOTHECATION OR OTHER TRANSFER OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS FURTHER RESTRICTED BY PROVISIONS OF THE CERTFICIATE OF DESIGNATIONS OF THE SERIES A PAYMENT-IN-KIND PREFERRED STOCK CONTAINED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION, A COPY OF WHICH WILL BE FURNISHED TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE BY THE CORPORATION UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS."

                  6.4. "STOP TRANSFER" INSTRUCTIONS. A notation will be made in the share transfer records of the Corporation and "stop transfer" instructions will be issued with respect to the shares of Subject Stock so as to restrict the resale, pledge, hypothecation or other transfer thereof, subject to the terms hereof.

                  6.5. TERMINATION OF TRANSFER RESTRICTIONS. The provisions of this Section 6 shall continue in full force and effect until the earlier to occur of (i) one year after the consummation of a Change of Control of the Corporation, (ii) the liquidation, dissolution or winding up, whether voluntary or involuntary, of the Corporation or (iii) the Third Anniversary.



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         7.       OTHER DEFINITIONS.

         "AFFILIATE" means, with respect to any specified Person, any other Person that directly or indirectly controls, or is under common control with, or is owned or controlled by, the specified Person. For purposes of this definition, (i) "control" means, with respect to any specified Person, either
(x) the beneficial ownership of 20% or more of any class of equity securities issued by such Person or (y) the power to direct the management and policies of the specified Person through the ownership of voting securities or other equity interests, by contract or otherwise, and (ii) the terms "controlling," "control with" and "controlled by," etc., shall have meanings correlative to the foregoing.

         "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which banks are authorized or required to close by law or executive order in Atlanta, Georgia.

         "CHANGE OF CONTROL" means (i) the merger, consolidation or other business combination of the Corporation with or into another corporation or the merger of another corporation (other than the Corporation or a wholly-owned direct or indirect subsidiary of the Corporation) with or into the Corporation with the effect that, immediately after such transaction, the stockholders of the Corporation immediately prior to such transaction or series of transactions hold less than a majority of the total voting power entitled to vote in the election of directors, managers or trustees of the Person surviving such transaction or series of transactions or (ii) the acquisition by any Person or group of related Persons by way of merger, sale, transfer, consolidation or other business combination or acquisition, of (x) all or substantially all of the assets, property or business of the Corporation or (y) more than 35% of the total voting power entitled to vote in the election of directors, managers or trustees of the Corporation or such other Person as survives the transaction, unless in each case the stockholders of the Corporation immediately prior to such transaction hold immediately after such transaction 65% or more of the total voting power entitled to vote in the election of directors, managers or trustees of such Person.

         "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

                      [SIGNATURES FOLLOW ON THE NEXT PAGE]













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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Designations to be signed by its authorized officers, this 25th day of January, 2000.

                                   HEALTHEON/WEBMD CORPORATION

                                   By: /s/ W. Michael Heekin
                                      ----------------------------------------
                                            Name: W. Michael Heekin
                                            Title: Executive Vice President

Attest:

By: /s/ Jack Dennison
   -------------------------------------
         Name: Jack Dennison
         Title: Executive Vice President



















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